Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-71290

333-73484

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 26, 2001)

$690,000,000

Northrop Grumman Corporation

4.079% Senior Notes due 2006

In November 2001, we issued $690,000,000 aggregate principal amount of 5.25% Senior Notes due 2006, or the Notes, in connection with our issuance of 6,900,000 equity security units in the form of normal units. This is a remarketing of $690,000,000 aggregate principal amount of those Notes on behalf of normal unit holders and any other holders of Notes that are not components of normal units who elect to participate in the remarketing.

The Notes will mature on November 16, 2006, unless a tax event redemption occurs before November 16, 2006. We will make quarterly interest payments on the Notes in arrears on February 16, May 16, August 16 and November 16 of each year. Interest on the Notes will be reset to 4.079% per year, effective on and after August 16, 2004. The first interest payment on the remarketed Notes will be made on November 16, 2004 at the reset rate.

We may redeem the Notes on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Notes—Tax Event Redemption” in this prospectus supplement.

The Notes are unsecured and rank equally with all of Northrop Grumman Corporation’s other unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables. We will remarket the Notes in denominations of $100 and integral multiples of $100.

Investing in the Notes involves risks. See “ Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Note	Total
Price to Public	101.464%	$700,101,600
Remarketing Fee to Remarketing Agents	0.254%	$1,750,254
Net Proceeds to Participating Note Holders(1)	101.210%	$698,351,346

(1)	Includes amount used to purchase the treasury portfolio on behalf of the holders of normal units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the Notes to be ready for delivery in book-entry form only through The Depository Trust Company on or about August 16, 2004.

Lead Remarketing Agents

Credit Suisse First Boston	JPMorgan

Citigroup	Deutsche Bank Securities

The date of this prospectus supplement is August 11, 2004.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the remarketing agents have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the remarketing agents are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Notes are offered for sale in those jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the Notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the remarketing agents to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of this remarketing. The second part, which is the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this remarketing which is contained in this prospectus supplement differs from the description contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Northrop Grumman files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such report, statement or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain additional information about the public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may also read such reports, proxy statements and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” information into this prospectus supplement. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Information that is filed with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete this remarketing.

The following documents filed with the SEC by Northrop Grumman are hereby incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004; and

•	Current Report on Form 8-K filed May 13, 2004.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: John H. Mullan, Corporate Vice President and Secretary, 1840 Century Park East, Los Angeles, California 90067, telephone (310) 201-3000.

We maintain an Internet site at http://www.northgrum.com. The information contained at our Internet site is not incorporated by reference in this prospectus supplement, and you should not consider it a part of this prospectus supplement.

Any statement made in this prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information included or incorporated by reference into this prospectus supplement and the accompanying prospectus about Northrop Grumman and the Notes offered pursuant to this prospectus supplement and the accompanying prospectus. Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Northrop Grumman,” “we,” “our,” or “us” refer to Northrop Grumman Corporation, together with its subsidiaries.

Northrop Grumman Corporation

Northrop Grumman Corporation provides technologically advanced, innovative products, services, and solutions in defense and commercial electronics, nuclear and non-nuclear shipbuilding, information technology, mission systems, systems integration, and space technology. As prime contractor, principal subcontractor, partner, or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. The majority of the company’s products and services are ultimately sold to the U.S. Government, which accounted for the substantial majority of total revenue in 2003, and the company is therefore affected by, among other things, the federal budget.

Northrop Grumman is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and our telephone number is (310) 201-3000.

The Remarketing

Issuer	Northrop Grumman Corporation, a Delaware corporation.

Securities Remarketed	$690,000,000 aggregate principal amount of 5.25% Senior Notes due 2006.

Maturity	The Notes will mature on November 16, 2006, unless a tax event redemption occurs before November 16, 2006.

Interest	The Notes will bear interest at 4.079% per year on and after August 16, 2004. Interest on the Notes will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The first interest payment on the remarketed Notes will be made on November 16, 2004 at the reset rate.

Redemption	We may redeem the Notes on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price set forth under the caption “Description of the Notes—Tax Event Redemption” in this prospectus supplement.

Certain Covenants	The indenture governing the Notes contains certain covenants that, among other things, limit our ability to create liens on our assets and to enter into sale-leaseback arrangements. See “Description of Debt Securities—Our Obligations Under the Senior Indenture” in the accompanying prospectus.

Ranking	The Notes will be Northrop Grumman’s direct, unsecured and unsubordinated obligations and will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes are not guaranteed by our subsidiaries and are effectively subordinated to all liabilities of our subsidiaries, including trade payables.

The Remarketing

We issued the Notes in November 2001 in connection with our issuance and sale to the public of equity security units. Each equity security unit initially consisted of both a purchase contract and a Note, together called a normal unit. Pursuant to the terms of the equity security units, the remarketing agents will remarket the Notes on behalf of current holders of normal units and any other holders of Notes that are not components of normal units who have elected to participate in the remarketing in accordance with a remarketing agreement among us, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as remarketing agents, and JPMorgan Chase Bank, as purchase contract agent and attorney-in-fact for holders of equity security units. See “Remarketing” in this prospectus supplement.

The terms of the equity security units and the Notes require the remarketing agents to use their reasonable efforts to remarket the Notes of holders participating in the remarketing. In the remarketing, the remarketing agents have reset the interest rate on the Notes to a rate sufficient to cause the market value of each Note to be equal to at least 100.5% of the remarketing value, as described under “Remarketing.”

Use of Proceeds	We will not receive any proceeds from the remarketing of the Notes. Instead, the proceeds from the sale of those Notes held as a component of normal units will be used to purchase the treasury portfolio described in this prospectus supplement, which treasury portfolio will then be pledged to secure the stock purchase obligations of the holders of those normal units. The excess proceeds, if any, from the remarketing of those Notes, after application of the proceeds as described in the preceding sentence and after the remarketing agents deduct the remarketing fee, will be remitted to the purchase contract agent for payment to the holders of normal units. The proceeds from the remarketing of any separate Notes that are currently not part of a normal unit will be paid to the holders of those separate Notes, after the remarketing agents deduct the remarketing fee. The remarketing fee will be an amount not exceeding 0.25% of the total proceeds of the remarketing. See “Use of Proceeds” in this prospectus supplement.

U.S. Federal Income Taxation	We have treated and will continue to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes. The regulations governing contingent payment debt instruments are complex, and their application to the Notes following the remarketing is uncertain in a number of respects. Generally, assuming that you report your income in a manner consistent with the method described in this prospectus supplement, the amount of income that you will recognize in respect of Notes generally should correspond to the economic accrual of income on the Notes to you and the amount of income you would have recognized if the Notes were not subject to the regulations governing contingent payment debt instruments. However, no assurance can be given that the Internal Revenue Service will agree with our application of the regulations governing contingent payment debt instruments to the remarketing. See “Certain United States Federal Income Tax Consequences.”

RISK FACTORS

Before purchasing the Notes, you should carefully consider the risk factors described below together with the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus.

We may redeem the Notes upon the occurrence of a tax event.

We have the option to redeem the Notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the Notes at their principal amount plus accrued and unpaid interest, if any. If we redeem the Notes, we will pay the principal amount in cash to the holders of the Notes. A tax event redemption will be a taxable event to the holders of the Notes. See “Certain United States Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Tax Event Redemption.”

The United States federal income tax consequences of the purchase, ownership and disposition of the Notes in the remarketing are unclear.

No statutory, administrative or judicial authority directly addresses the treatment of the Notes or instruments similar to the Notes in a remarketing for United States federal income tax purposes. As a result, no assurance can be given that the IRS or the courts will agree with the tax consequences described in “Certain United States Federal Income Tax Consequences.”

The Notes are obligations of Northrop Grumman and not of its subsidiaries and will be effectively subordinated to the claims of the subsidiaries’ creditors.

The Notes are obligations exclusively of Northrop Grumman and not of its subsidiaries. Northrop Grumman is a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the Notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. As of June 30, 2004, our subsidiaries had approximately $5.0 billion of indebtedness.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including senior debenture and note holders, and bank trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Risks related to the business of Northrop Grumman.

Results of operations of Northrop Grumman are subject to numerous risks affecting our business many of which are beyond our control. Additional information with respect to important factors and uncertainties in our business is contained in our SEC filings, including without limitation, our Annual Report on Form 10-K for the year ended December 31, 2003, our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004 and the accompanying prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the remarketing of the Notes.

In November 2001, we issued 6,900,000 equity security units in a public offering. Each equity security unit initially consisted of (a) a contract to purchase, for $100, a specified number of shares of our common stock on November 16, 2004 and (b) a 5.25% Senior Note due 2006 in the principal amount of $100. The Note was initially held as a component of the equity security units and was pledged to secure the obligations of holders of equity security units to purchase our common stock under the related stock purchase contract.

Under the terms of the equity security units, Northrop Grumman has engaged the remarketing agents to remarket the Notes on behalf of holders (other than those holders who have elected not to participate in the remarketing), pursuant to a remarketing agreement between us and the remarketing agents. See “Remarketing.”

Pursuant to the remarketing agreement, the remarketing agents will retain a remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. The remarketing agents will use a portion of the net proceeds of the remarketing of the Notes comprising part of “normal units” (i.e., units consisting, prior to the settlement of the remarketing, of a stock purchase contract and a Note) to purchase certain U.S. Treasury securities that will mature on or prior to the settlement date for the stock purchase contracts. These U.S. Treasury securities will be pledged to support the obligations of holders of normal units to purchase shares of our common stock under those contracts. The remarketing agents will remit the remaining proceeds for the benefit of holders of the Notes participating in the remarketing.

The proceeds from the remarketing of any separate Notes that are currently not part of a normal unit will be paid to the holders of those separate Notes, after the remarketing agents deduct the remarketing fee.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the fiscal years ended December 31, 1999 through December 31, 2003 and for the six months ended June 30, 2003 and June 30, 2004.

Six Months Ended June 30,		Year Ended December 31,
2004	2003	2003	2002	2001	2000	1999
3.75	2.57	2.92	2.87	2.56	5.33	3.84

For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor and amortization of discounts and capitalized expenses related to indebtedness. The ratios should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

DESCRIPTION OF THE NOTES

The Notes being remarketed were issued under an indenture dated as of November 21, 2001 between Northrop Grumman and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. A copy of the form of the indenture is on file with the SEC and may be obtained by accessing the Internet address provided or by contacting us as described under “Where You Can Find More Information.” The following description is qualified in its entirety by reference to the provisions of the indenture. You should read the indenture carefully to fully understand the terms of the Notes.

Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. In this section, references to Northrop Grumman mean Northrop Grumman Corporation, excluding its subsidiaries.

General

The aggregate principal amount of Notes to be remarketed pursuant to this prospectus supplement is $690,000,000.

The Notes will mature on November 16, 2006. Northrop Grumman will make quarterly interest payments in arrears on February 16, May 16, August 16 and November 16 of each year. Interest on the Notes was reset to 4.079% per year, effective August 16, 2004. The first interest payment on the remarketed Notes will be made on November 16, 2004 at the reset rate. The interest rate on the Notes was reset by the remarketing agents at the rate they determined was sufficient to cause the market value of each Note to be equal to at least 100.5% of the remarketing value as described under the caption “Remarketing.” The Notes are not redeemable prior to their stated maturity except as described below.

The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. If any date on which interest is payable on the Notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

The Notes will be remarketed in denominations of $100 and integral multiples of $100.

The Notes will not have the benefit of a sinking fund.

Payment of the principal and interest on the Notes will rank equally with all of Northrop Grumman’s other unsecured and unsubordinated debt. The Notes are not guaranteed by Northrop Grumman’s subsidiaries and are effectively subordinated to all liabilities of its subsidiaries, including trade payables. As of June 30, 2004, Northrop Grumman’s subsidiaries had approximately $5.0 billion of indebtedness. Substantially all of its subsidiaries’ indebtedness was guaranteed by Northrop Grumman.

The indenture does not limit the amount of additional indebtedness that Northrop Grumman or any of its subsidiaries may incur. The Notes will be the exclusive obligations of Northrop Grumman. Since its operations are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, are substantially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon other payments of funds by those subsidiaries to, us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make funds available for such payments, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Northrop Grumman by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

Any right of Northrop Grumman to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the resulting right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors, senior debenture and note holders), except to the extent that Northrop Grumman is itself recognized as creditor of such subsidiary, in which case our claims would be subordinated to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Northrop Grumman may, without the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series of notes.

Tax Event Redemption

If a tax event occurs and is continuing, Northrop Grumman may, at its option, redeem the Notes in whole, but not in part, at any time at their principal amount plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on Notes which are due and payable on or prior to a redemption date will be payable to holders of the Notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, Northrop Grumman exercises its option to redeem the Notes, the proceeds of the redemption will be payable in cash to the holders of the Notes.

“Tax event” means the receipt by Northrop Grumman of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the Notes on the next interest payment date would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any official interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on November 21, 2001 (the original issue date of the Notes), which amendment, change, or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the Notes. In the event any Notes are called for redemption, neither Northrop Grumman nor the trustee will be required to register the transfer or exchange of the Notes to be redeemed.

Book-Entry and Settlement

The Notes will be represented by one or more global certificates, which we refer to as global securities, registered in the name of DTC or its nominee. Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

In the event that

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

•	DTC at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time DTC is required to be so registered to act as depositary and no successor depositary has been appointed within 90 days after we learn that DTC has ceased to be so registered, or

•	we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any of the global security certificates to be exchangeable (we understand, however, that under current industry practices, DTC would notify its participants of our request, but will only withdraw beneficial interests from a global security certificate at the request of each participant), or

•	an event of default under the indenture has occurred and is continuing,

certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to Holders (as defined below) who purchase Notes in the remarketing and hold the Notes as capital assets. The tax treatment of a Holder may vary depending on that Holder’s particular situation.

This discussion does not address all aspects of United States federal income taxation that may be relevant to Holders in light of their particular circumstances, such as Holders who are subject to special tax treatment, for example, (1) financial institutions, regulated investment companies, insurance companies, dealers and certain traders in securities/currencies or tax-exempt organizations, (2) persons holding the Notes as part of a straddle, hedge, conversion or similar transaction, (3) persons whose functional currency is not the U.S. dollar and certain former citizens or residents of the United States, (4) current holders of Notes that are not participating in the remarketing or (5) partnerships or other entities classified as partnerships for United States federal income tax purposes, some of which may be subject to special rules. This discussion also does not address alternative minimum taxes, estate taxes or state, local or foreign taxes.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds the Notes, the tax treatment of the partnership and each partner will generally depend upon the status of the partner and the activities of the partnership and the partner. Partnerships acquiring Notes, and partners in such partnerships, should consult their tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

No statutory, administrative or judicial authority directly addresses the treatment of the purchase, ownership and disposition of the Notes or instruments similar to the Notes in a remarketing for United States federal income tax purposes. As a result, no assurance can be given that the IRS or the courts will agree with the tax consequences described herein.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY ALTERNATIVE MINIMUM TAXES, ESTATE TAXES, OR STATE, LOCAL OR FOREIGN TAX LAWS.

Classification of the Notes

Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the issuance of the obligation. We have treated and will continue to treat the Notes as indebtedness for all tax purposes. This treatment is not binding on the IRS or any court, however, and it is possible that the IRS will successfully assert that the Notes are not properly treated as indebtedness prior to the remarketing, in which case the tax consequences from the purchase, ownership and disposition of the Notes may differ from these described below. By acquiring Notes in the remarketing, Holders will be deemed to have agreed to treat the Notes as indebtedness for United States federal income tax purposes.

Because of the manner in which the interest rate on the Notes is reset, we have treated and will continue to treat the Notes as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable Treasury Regulations (the “contingent payment debt regulations”). The proper application of the contingent payment debt regulations to the Notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS will assert that the Notes should be treated in a manner different than as described below. A different treatment of the Notes could affect the amount, timing, and character of income, gain or loss with respect to an investment in the Notes. Accordingly, Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of owning the Notes.

The remainder of this discussion assumes that the Notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to U. S. Holders

The following is a discussion of United States federal income tax considerations relevant to a “U.S. holder” of Notes. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for United States federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

U.S. holders and Non-U.S. holders (as defined below) shall be referred to collectively as “Holders.”

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for United States federal income tax purposes, you are required to accrue interest income on the Notes on a constant-yield basis at an assumed yield (the “comparable yield”) that was determined at the time of issuance of the Notes. The comparable yield for the Notes was based on the yield at which we could have issued, at the time of issuance of the Notes, a fixed-rate debt instrument with no contingent payments but with terms and conditions otherwise similar to those of the Notes. Solely for purposes of determining the amount of interest income that accrues on the Notes, we were required, at the time of issuance of the Notes, to construct a “projected payment schedule” in respect of the Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield.

For United States federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule that we established in determining interest accruals and adjustments in respect of a Note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the issuance of the Notes. The following discussion assumes that you will use this original projected payment schedule as well.

Furthermore, assuming that you report your income in a manner consistent with the discussion below, the amount of income that you will recognize in respect of the Notes generally should correspond to the economic accrual of income on the Notes to you and the amount of income you would have recognized if the Notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

Subject to the discussion under “—Adjustments to Accrual of Interest” below, the amount of interest on a Note that accrues in an accrual period is the product of the comparable yield on the Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Note as of the beginning of the accrual period. The daily portions of interest in respect of a Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Note that accrues in the accrual period. The adjusted issue price of a Note as of the date of the remarketing will equal $102.21 per $100 principal amount. For any accrual period thereafter, the adjusted issue price will be (x) the sum of the adjusted issue price of the Note at the time of the remarketing and all interest previously accrued on such Note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the Note for all previous accrual periods starting from the remarketing date.

At the time of the issuance of the Notes, we determined that the comparable yield was 6.00% and the projected payment schedule for the Notes, per $100 principal amount, was $1.24 on February 16, 2002, $1.31 for each subsequent quarterly payment date ending on or prior to August 16, 2004, and $1.76 for each quarterly payment date ending after August 16, 2004. We also determined that the projected payment for the Notes, per $100 principal amount, at the maturity date was $101.76 (which included the stated principal amount of the Notes as well as the final projected interest payment). Based on the comparable yield of 6.00% and the adjusted issue price, you will be required (regardless of your accounting method) to accrue interest as the sum of the daily portions of interest on the Note for each day in the taxable year on which you hold the Note, adjusted as set forth below.

Adjustments to Accrual of Interest

Following the remarketing, the Notes will be subject to special rules that become applicable to contingent payment debt instruments when all of the contingent payments have become fixed substantially contemporaneously. Under these special rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate. Based on the reset rate of 4.079%, actual payments on the Notes, per $100 principal amount, will be approximately $1.02 for each quarterly payment date after August 16, 2004. Because these payments will differ from the projected quarterly payments of $1.76, you and we will be required to account for these differences as negative adjustments to interest in a reasonable manner over the period to which they relate.

In addition, if your initial adjusted tax basis in a Note (i.e., the amount you pay for a Note in the remarketing) differs from the adjusted issue price of such Note at the time of the remarketing (i.e., $102.21 per $100 principal amount), you will be required to make additional negative or positive adjustments to interest accrued in each period for the remaining term of Notes. You must take into account such difference by reasonably allocating the difference to daily portions of interest or to projected payments over the remaining term of the Note. If your initial adjusted tax basis in a Note is greater than its adjusted issue price at the time of the remarketing, you will take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. If your initial adjusted tax basis in a Note is less than its adjusted issue price at the time of the remarketing, you will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made.

In general, to the extent that your negative adjustments exceed your positive adjustments on the Note for the year, such excess is a net negative adjustment for the year that first reduces interest accrued (on the basis of the comparable yield and projected payment schedule) on the Note for the year. Any excess is then allowed as an ordinary loss to you to the extent your total interest inclusion on the Note in prior years exceeds your net negative adjustments treated as an ordinary loss in prior years. The ordinary loss is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. In general, to the extent that your positive adjustments exceed your negative adjustments on the Note for the year, such excess is a net positive adjustment which is treated as additional interest income for the year.

Upon accruing interest income based on the comparable yield of 6.00% and making positive and negative adjustments that reflect the actual reset rate and the possible difference between your initial adjusted tax basis in the Note and its adjusted issue price of $102.21 per $100 principal amount at the time of the remarketing, the amount of income that you will recognize in respect of the Notes generally should correspond to the economic accrual of income on the Notes to you and the amount of income you would have recognized if the Notes were not subject to the contingent payment debt regulations.

Adjusted Tax Basis of the Notes

Your initial adjusted tax basis in a Note acquired by you in the remarketing will equal the amount that you pay for the Note. Your adjusted tax basis in the Note for any accrual period after the remarketing will equal (x) the sum of your initial adjusted tax basis in the Note and any interest previously accrued on such Note starting from the date of the remarketing (disregarding any positive or negative adjustments, other than those described in the next paragraph) minus (y) the total amount of the projected payments on the Note for all previous accrual periods starting from the date of the remarketing.

In addition, as discussed above under “Adjustments to Accrual of Interest,” certain positive or negative adjustments must be made over the remaining term of the Note if your initial adjusted tax basis in a Note acquired in the remarketing differs from the adjusted issue price of such Note at the time of the remarketing. The adjusted tax basis of a Note will be decreased by any such negative adjustments and increased by any such positive adjustments.

Sales, Exchanges, or Other Taxable Dispositions of Notes

A U.S. holder will recognize gain or loss on a disposition of Notes (including a redemption) in an amount equal to the difference between the amount realized by such U.S. holder on the disposition of the Notes and such U.S. holder’s adjusted tax basis in such Notes. Such gain or loss generally will be capital gain or loss (except to the extent attributable to accrued but unpaid interest and possibly positive adjustments not yet accrued and included in income, which are separately treated as ordinary income) and generally will be long-term capital gain or loss if such holder held the Note for more than one year immediately prior to such disposition. It is possible, however, that gain recognized on a disposition of a Note on or before February 16, 2005, will be treated as interest income. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Event Redemption

A tax event redemption of the Notes will be a taxable event for U.S. holders and will be subject to tax in the manner described in “—Sales, Exchanges, or Other Taxable Dispositions of Notes.”

Tax Consequences to Non-U.S Holders

The following discussion applies to you if you are a Non-U.S. holder of a Note. For purposes of this discussion, a “Non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership (including an entity treated as a partnership for United States federal income tax purposes).

Special rules may apply if you are a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” or are otherwise subject to special treatment for United States federal income tax purposes. Such entities and their shareholders should consult their own tax advisors to determine the tax consequences that may be relevant in their particular circumstances.

United States Federal Withholding Tax

The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the Notes provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code; and

•	(i) you certify on an IRS Form W-8BEN (or a suitable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address or (ii) a qualified intermediary holding the Notes on your behalf certifies, among other things, on IRS Form W-8IMY (or a suitable substitute form) that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

WE DO NOT INTEND TO WITHHOLD ON PAYMENTS OF PRINCIPAL AND INTEREST ON THE NOTES IF THE ABOVE REQUIREMENTS ARE MET.

If you cannot satisfy the requirements described above, payments made to you on the Notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the Notes that are effectively connected with your conduct of a trade or business within the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment that you maintain), are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States.

In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the Notes.

United States Federal Income Tax

If you are engaged in a trade or business in the United States (or, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount) on the Notes is effectively connected with the conduct of a trade or business (or if a treaty applies, of that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax), on such income on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty).

Any gain or income realized on the disposition of a Note generally will not be subject to United States federal income tax unless:

•	that gain or income is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. You may receive statements containing the information reflected on these returns. The amounts reported to you may not reflect the amounts that you will be required to include in income in respect of the Notes, even if you take adjustments into account in the manner described above. Please consult your tax advisor regarding calculating your taxable income from the Notes based on the amounts reported to you and other information available to you, including the information provided in this prospectus supplement.

If you are a U.S. holder, you may be subject to United States backup withholding tax (currently at a rate of 28%) on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. If you are a Non-U.S. holder, you may be subject to United States backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a United States person. The certification procedures required of Non-U.S. holders to claim the exemption from United States federal withholding tax on certain payments on the Notes described above will satisfy the certification requirements necessary to avoid the United States backup withholding tax as well.

The amount of any backup withholding from a payment will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

REMARKETING

Under the terms and conditions contained in the remarketing agreement, dated July 30, 2004, we have agreed that Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as the remarketing agents, will use their reasonable efforts to remarket the Notes at a price equal to at least 100.5% of the “remarketing value.” The remarketing value with respect to each Note that is being offered in this remarketing is the sum of:

•	the value at August 11, 2004 of such amount of U.S. Treasury securities as will pay, on or prior to November 16, 2004, an amount of cash equal to the interest scheduled to be paid on the Note on that date, at the rate of interest in effect prior to the re-setting of the interest rate in the remarketing; and

•	the value at August 11, 2004 of such amount of U.S. Treasury securities as will pay, on or prior to November 16, 2004, an amount of cash equal to $100.

On August 11, 2004, the remarketing agents have reset the rate of interest payable on the remarketed Notes to a rate that is sufficient to cause the market value of each Note to be equal to at least 100.5% of the remarketing value. Upon the closing of a successful remarketing, the net proceeds from the remarketing of Notes comprising a part of the “normal units” (i.e., units consisting of a stock purchase contract and a Note) will be used to purchase the U.S. Treasury securities described above, which will be pledged to secure the obligations of holders of normal units to purchase shares of our common stock under the stock purchase contracts. The proceeds from the remarketing of any separate Notes that are currently not part of a normal unit will be paid to the holders of those separate Notes. See “Use of Proceeds.”

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

Pursuant to the remarketing agreement, the remarketing agents will retain a remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. Neither we nor the holders of Notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

The Notes have no established trading market. The remarketing agents have advised us that they intend to make a market in the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

In order to facilitate the remarketing of the Notes, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. These transactions may include placing bids for or effecting purchases of the Notes for the purpose or with the effect of pegging, fixing or maintaining the price of the Notes or for the purpose of reducing a syndicate short position created in connection with the remarketing. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, we and the remarketing agents make no representation that the remarketing agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement. The remarketing agents have in the past provided, and may in the future provide, investment banking and underwriter services to us and our affiliates for which they have received, or will receive, customary compensation.

Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. have advised us that they will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. They have further advised us that MarketAxess Corporation is providing the system as a conduit for communications between Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. and their customers and is not a party to the sale of the Notes. MarketAxess Corporation, a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. based on transactions the remarketing agents conduct through the system. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. will make the Notes available to their customers through the Internet, whether made through a proprietary or third-party system, on the same terms as those made through other channels.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we and the holders of the Notes participating in the remarketing, or the participating Noteholders, prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

By purchasing the Notes in Canada and accepting a purchase confirmation a purchaser is representing to us, the participating Noteholders and the dealer from whom the purchase confirmation is received that:

(i)	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws;

(ii)	where required by law, that the purchaser is purchasing as principal and not as agent; and

(iii)	the purchaser has reviewed the text above under “—Resale Restrictions.”

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us and the participating Noteholders in the event that this prospectus supplement contains a misrepresentation. Such purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If such a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us and the participating Noteholders. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the Notes with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we and the participating Noteholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the participating Noteholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

John H. Mullan, our Corporate Vice President and Secretary, and Fried, Frank, Harris, Shriver & Jacobson LLP, Washington, DC will pass on certain legal matters for us with respect to the remarketing of the Notes. As of the date of this prospectus supplement, Mr. Mullan beneficially owns shares of Northrop Grumman common stock and holds employee stock options, restricted stock awards and restricted performance stock rights. The remarketing agents have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in the accompanying prospectus by reference from Northrop Grumman Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Northrop Grumman Corporation for the periods ended March 31, 2004 and 2003 and June 30, 2004 and 2003, which is incorporated in the accompanying prospectus by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

PROSPECTUS

$2,000,000,000

Northrop Grumman Corporation

Debt Securities

Preferred Stock

Common Stock

Warrants to Purchase Debt Securities

Warrants to Purchase Equity Securities

Stock Purchase Contracts

Stock Purchase Units

You should read this prospectus and any supplement carefully before you invest.

This prospectus describes debt and equity securities that we may issue and sell at various times:

•	Our prospectus supplements will contain the specific terms of each issuance of debt or equity securities.

•	We can issue debt and equity securities with a total offering price of up to $2,000,000,000 under this prospectus.

•	We may sell the debt and equity securities to or through underwriters, dealers or agents. We also may sell debt and equity securities directly to investors.

Our common shares are listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol “NOC.” Our Series B preferred shares are listed on the New York Stock Exchange under the trading symbol “NOC  pb.” We will not sell any of the securities being offered without delivery of the applicable prospectus supplement describing the method and terms of the offering of such series of securities being offered. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 26, 2001.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the debt and equity securities described in this prospectus in one or more offerings for total proceeds of up to $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus supplement may add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading, “Where You Can Find More Information.”

References to “Northrop Grumman” refer to Northrop Grumman Corporation, formerly NNG, Inc.; references in this prospectus to “Northrop Systems” refer to Northrop Grumman Systems Corporation, formerly Northrop Grumman Corporation; references to “Litton” refer to Litton Industries, Inc. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Northrop Grumman and its subsidiaries.

You should rely only on the information incorporated by reference or provided in the prospectus or a prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on behalf of us, are making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus or in a prospectus supplement in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the documents. There may have been changes in our affairs since the date of the prospectus or a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Northrop Grumman and its subsidiaries Northrop Systems and Litton have filed annual, quarterly and current reports, proxy statements and other information with the SEC. Northrop Grumman has succeeded to the filing obligations of Northrop Systems and all future filings by Northrop Grumman will be on a consolidated basis with Northrop Systems and Litton. Litton is no longer obligated to file reports with the SEC. You may read and copy any such report, statement or other information at the SEC’s public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain additional information about the public reference rooms by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may also read such reports, proxy statements and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that is filed with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference our future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete this offering.

The following documents filed with the SEC by Northrop Grumman are hereby incorporated by reference:

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2001 and March 31, 2001;

•	Current Reports on Form 8-K and Form 8-K/A filed April 17, 2001 and June 14, 2001, respectively;

•	Form 8-A registering our common stock under the Securities Exchange Act of 1934, filed on March 28, 2001; and

•	Form 8-A registering our Series B preferred stock under the Securities Exchange Act of 1934, filed on March 27, 2001.

The following document filed with the SEC by Northrop Systems (SEC File Number 2-26850) is hereby incorporated by reference:

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000.

The following documents filed with the SEC by Litton (SEC File Number 1-3998) are hereby incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2000; and

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 2000 and January 31, 2001.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: John H. Mullan, Corporate Vice President and Secretary, 1840 Century Park East, Los Angeles, California 90067, telephone (310) 201-3081.

We maintain an Internet site at http://www.northgrum.com. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

FORWARD-LOOKING STATEMENTS AND IMPORTANT FACTORS

Some of the information included in this prospectus and in the documents incorporated by reference are forward-looking statements within the meaning of the securities laws. These statements concern our plans, expectations and objectives for future operations. These include statements and assumptions with respect to expected future revenues, margins, program performance, earnings and cash flows, acquisitions of new contracts, the outcome of competitions for new programs, the outcome of contingencies including litigation and environmental remediation, the effect of completed and planned acquisitions and divestitures of businesses or business assets, the anticipated costs of capital investments, and anticipated industry trends. Our actual results and trends may differ materially from the information, statements and assumptions as described, and actual results could be materially less than our planned results.

Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include:

•	We depend on a limited number of customers. We are heavily dependent on government contracts many of which are only partially funded; the termination or failure to fund one or more significant contracts could have a negative impact on our operations. We are a supplier, either directly or as a subcontractor or team member, to the U.S. Government and its agencies as well as foreign governments and agencies. These contracts are subject to each customers’ political and budgetary constraints, changes in short-range and long-range plans, the timing of contract awards, the congressional budget authorization and appropriation processes, the government’s ability to terminate contracts for convenience or for default, as well as other risks such as contractor debarment in the event of certain violations of legal and regulatory requirements.

•	Many of our contracts are fixed price contracts. While firm, fixed price contracts allow us to benefit from cost savings, they also expose us to the risk of cost overruns. If our initial estimates used for calculating the contract price are incorrect, we can incur losses on those contracts. In addition, some of our contracts have provisions relating to cost controls and audit rights and if we fail to meet the terms specified in those contracts then we may not realize their full benefits. Our ability to manage costs on these contracts may affect our financial condition. Lower earnings caused by cost overruns and cost controls would have an adverse effect on our financial results.

•	We are subject to significant competition. Our markets include defense and commercial areas where we compete with companies of substantial size and resources. Our success or failure in winning new contracts or follow on orders for our existing or future products may cause material fluctuations in our future revenues and operating results.

•	Our operations may be subject to events that cause adverse effects on our ability to meet contract obligations within anticipated cost and time parameters. We may encounter internal problems and delays in delivery as a result of issues with respect to design, technology, licensing and patent rights, labor or materials and components that prevent us from achieving contract requirements. We may be affected by delivery or performance issues with key suppliers and subcontractors, as well as other factors inherent in our businesses which may cause operating results to be adversely affected. Changes in inventory requirements or other production cost increases may also have a negative impact on our operating results.

•

We must integrate our acquisitions successfully. Acquiring businesses is a significant challenge. If we do not execute our acquisition and integration plans for these businesses in accordance with our strategic timetable, our operating results may be adversely affected. We acquired several businesses in 2000 and 2001, including Litton. We believe our integration processes are well-suited to achieve the anticipated strategic and operating benefits of these acquisitions, but if we do not perform our plans as intended, or if we encounter unforeseen problems in the acquired businesses, or problems in those businesses develop subsequent to acquisition, our operating results may be adversely affected. Among the factors that may be involved would be unforeseen costs and expenses, previously undisclosed liabilities, diversion of management focus, and any effects of complying with government-imposed organizational conflicts of interest rules as a result of the acquisitions.

•	We rely on continuous innovation. We are dependent upon our ability to anticipate changing needs for defense products, military and civilian electronic systems and support, and information technology. Our success is dependent on designing new products which will respond to such requirements within customers’ price limitations.

•	We face significant challenges in the international marketplace. Our international business is subject to changes in import and export policies, technology transfer restrictions, limitations imposed by United States law that are not applicable to our foreign competitors, and other legal, financial and governmental risks.

•	We assume that any divestiture of non-core businesses and assets will be completed successfully. Our performance may be affected by our inability to successfully dispose of assets and businesses that do not fit with or are no longer appropriate to our strategic plan. If any sales of such businesses or assets can only be made at a loss, our earnings will be negatively impacted.

•	We are subject to environmental and other liabilities. Our performance may be affected by known environmental risks, pending litigation and other loss contingencies, if not resolved within the parameters of our internal plans, and by unanticipated environmental or other liabilities.

•	Our pension income may fluctuate. Pension income, a non-cash item which is included in our earnings, is based on assumptions of market performance and actual performance may differ. If an event causes us to revalue our pension income during the calendar year, the portion of our earnings attributed to pension income could vary significantly.

•	Our indebtedness, incurred in connection with the Litton acquisition, is higher than our indebtedness at December 31, 2000. The increase in debt will increase demands on our cash resources.

Additional information with respect to risks and uncertainties in our business is contained in our SEC filings, including, without limitation, Northrop Systems’ Annual Report on Form 10-K/A for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents. We cannot undertake any obligation to update our forward-looking statements to reflect events, circumstances, changes in expectations or the occurrence of unanticipated events occurring after the date of those statements.

NORTHROP GRUMMAN CORPORATION

We are a leading global aerospace and defense company providing products and services in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. As a prime contractor, principal subcontractor, partner, or preferred supplier, we participate in many high-priority defense and commercial technology programs in the United States and abroad. We are a holding company formed in connection with our acquisition of Litton in April 2001. Our principal executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and our telephone number is (310) 553-6262.

We are aligned into five business sectors: Integrated Systems, Electronic Systems, Information Technology, Ship Systems and Component Technologies.

Integrated Systems.    This sector includes the design, development and production of airborne early warning, electronic warfare and surveillance and battlefield management systems. Integrated Systems is the prime contractor for the Joint STARS advanced airborne targeting and battle management system, the U.S. Air Force’s B-2 Spirit stealth bomber, unmanned vehicles including The Global Hawk, and the EA-6B Prowler electronic countermeasures aircraft, and is upgrading the E-2C Hawkeye early warning aircraft. Integrated Systems also has a principal role in producing the U.S. Navy’s F/A 18 Hornet strike fighter.

Electronic Systems.    This sector includes the design, development, manufacture and integration of a wide variety of defense electronics and systems, airspace management systems, precision weapons, marine systems, logistics systems, space systems, and automation and information systems. Significant programs include fire control radars for the F-16 and F-22 fighter aircraft and the Longbow Apache helicopter, the AWACS airborne early warning radar, the Joint STARS air-to-ground surveillance radar sensor, the Longbow Hellfire missile and the BAT “brilliant” anti-armor submunition. This sector also provides tactical military radars and country-wide air defense systems, plus airborne electronic countermeasures systems intended to jam enemy aircraft and weapons systems. The sector includes our advanced electronics businesses, which design, develop and manufacture inertial navigation, guidance and control, IFF (identification friend or foe), and marine electronic systems, and provide electronic warfare systems and integrate avionics systems and shipboard information and communication systems. The U.S. Government is a significant customer.

Information Technology.    This sector includes the design, development, operation and support of computer systems for scientific and management information. Information Technology has extensive expertise in command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR). It is a key management support element for major weapons systems, such as the U.S. Navy’s AEGIS class destroyer and also provides mission planning for the U.S. Navy, Air Force and Special Operations Command. Information Technology provides base operations support for NASA’s Kennedy Space Center, Cape Canaveral Air Station and Patrick Air Force Base, among others. In addition, Information Technology provides information technology services to commercial customers and to our other sectors. Information Technology includes our information systems businesses, which design, develop, integrate and support computer-based information systems and provide information technology and services primarily for government customers.

Ship Systems.    This sector is engaged in the building of large multimission non-nuclear surface ships for the U.S. Navy as well as for other government and commercial customers worldwide and is a provider of overhaul, repair, modernization, ship design and engineering services. The U.S. Government is a significant customer.

Component Technologies.    This sector includes international suppliers of complex backplanes, connectors, laser crystals, solder materials, specialty products and other electronic components used primarily in the telecommunications, industrial and computer markets.

USE OF PROCEEDS

We will use the net proceeds from the sale of the debt and equity securities for general corporate purposes. These purposes may include repayment of debt, working capital needs, capital expenditures, acquisitions and any other general corporate purpose. If we identify a specific purpose for the net proceeds of an offering, we will describe that purpose in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for each of the fiscal years ended December 31, 1996 through December 31, 2000 and for the six months ended June 30, 2000 and June 30, 2001.

Six Months Ended June 30,		Year Ended December 31,
2001	2000	2000	1999	1998	1997	1996
2.61	5.34	5.26	3.78	2.11	2.68	2.50

For purposes of computing the ratios of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and fixed charges, and fixed charges consist of interest expense, the portion of rental expense calculated to be representative of the interest factor, amortization of discounts and capitalized expenses related to indebtedness, and preferred stock dividends. The ratios should be read in conjunction with the financial statements and other financial data included or incorporated by reference in this prospectus. See “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, “debt securities” means the senior and subordinated debentures, notes, bonds and other evidences of indebtedness that we issue and a trustee authenticates and delivers under the applicable indenture. We will describe the particular terms of any series of debt securities, and the extent to which the general terms summarized below may apply, in the prospectus supplement relating to that series.

We will issue senior debt securities and subordinated debt securities under separate indentures between us and The Chase Manhattan Bank, as trustee. We have summarized the material provisions of the indentures on the following pages. We filed the forms of both the senior indenture and the subordinated indenture as exhibits to this registration statement and you should read the indentures for provisions that may be important to you. If you would like more information on these provisions, see “Where You Can Find More Information” on how to locate the indentures. We refer to the senior indenture and the subordinated indenture as the “indenture.”

If we use another trustee or another indenture for a series of debt securities, we will provide the details in a prospectus supplement. We will file the forms of any other indentures with the SEC at the time we use them.

Terms

The indenture provides for the issuance of debt securities in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities and the terms of the subordination provisions;

•	any limit on the total principal amount of the debt securities;

•	the person who will receive interest payments on any debt securities if other than the registered holder;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the debt securities will bear interest and the date from which such interest will accrue;

•	the dates on which interest will be payable and the related record dates;

•	whether any index, formula or other method will determine payments of principal or interest and the manner of determining the amount of such payments;

•	the place or places of payments on the debt securities;

•	whether the debt securities are redeemable;

•	any redemption dates, prices, obligations and restrictions on the debt securities;

•	any mandatory or optional sinking fund or purchase fund or analogous provisions;

•	the denominations of the debt securities if other than $1,000 or multiples of $1,000;

•	the currency of principal and interest payments if other than US Dollars;

•	any provisions granting special rights if certain events happen;

•	any deletions from, changes in or additions to the events of default or the covenants specified in the indenture;

•	any trustees, authenticating or paying agents, transfer agents, registrars or other agents for the debt securities if other than The Chase Manhattan Bank;

•	any conversion or exchange features of the debt securities;

•	whether we will issue the debt securities as original issue discount securities for federal income tax purposes;

•	any special tax implications of the debt securities;

•	the terms of payment upon acceleration; and

•	any other material terms of the debt securities.

We may issue debt securities that are convertible into or exchangeable for our common stock or other securities, or the debt or equity of another company. If we issue these types of debt securities, we will provide additional information in a prospectus supplement.

We may sell debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is different than market rates. When we refer to the principal and interest on debt securities, we also mean the payment of any additional amounts that we must pay under the indenture or the debt securities, including amounts for certain taxes, assessments or other governmental charges which holders of debt securities must pay.

Denomination, Form, Payment and Transfer

Normally, we will denominate and make payments on debt securities in U.S. dollars. If we issue debt securities denominated, or with payments, in a foreign or composite currency, a prospectus supplement will specify the currency or composite currency.

We may from time to time issue debt securities as registered securities. This means that holders will be entitled to receive certificates representing the debt securities registered in their name. You can transfer or exchange debt securities in registered form without service charge, upon reimbursement of any taxes or government charges. You can make this transfer or exchange at the trustee’s corporate trust office or at any other office we maintain for such purposes. If the debt securities are in registered form, we can pay interest by check mailed to the person in whose name the debt securities are registered on the days specified in the indenture.

As a general rule, however, we will issue debt securities in book-entry form. This means that one or more permanent global certificates registered in the name of a depositary, or a nominee of the depositary, will represent the debt securities. Only persons who have accounts with depositaries, which are known as participants, or persons that may hold interests through participants, can have beneficial ownership interests in global certificates representing a series of debt securities. The depositary will maintain a computerized book-entry and transfer system that keeps track of the principal amounts of debt securities held in the accounts of participants. Participants keep records of the interests of their clients who have purchased debt securities through them. Beneficial ownership interests in debt securities issued in book-entry form may be shown only on, and may be transferred only through, records maintained by the depositary and its participants. Some states require that certain purchasers receive securities only in certificate form. These state laws may limit the ability of beneficial owners to transfer their interests.

The Depository Trust Company, or DTC, frequently acts as the depositary for debt securities. DTC is owned by a number of its participants and by the NYSE, AMEX and the NASD. The information below regarding DTC, which DTC provides, is included informational purposes only. You should not treat it as a representation, warranty or contract modification of any kind. If we issue the debt securities of any series in book-entry form and the depositary is someone other than DTC, we will provide you with additional information in a prospectus supplement.

DTC holds securities that its participants deposit. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC’s book-entry system is also available to other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. DTC electronically records the settlement among participants of their securities transactions in deposited securities. Issuers make interest and principal payments to DTC, which in turn credits payments to participants’ accounts according to their beneficial ownership interests as reflected in DTC’s records. In addition, DTC currently assigns any voting rights to participants by using an omnibus proxy. These payments and voting rights are governed by the customary practices between the participants and holders of beneficial interests.

DTC will be the sole owner of the global certificates. We, the trustee and the paying agent have no responsibility or liability for the records relating to beneficial ownership interests in the global certificates or for the payments of principal and interest due for the accounts of beneficial holders of interests in the global certificates. The global certificates representing a series of debt securities normally may not be transferred except by DTC to its nominees or successors in accordance with the indenture. A series of debt securities represented by global certificates will be exchangeable for debt securities in registered form with the same terms in authorized denominations if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days; or

•	we decide not to require all of the debt securities of a series to be represented by global certificates and notify the trustee of that decision.

Events of Default

Unless we indicate otherwise in a prospectus supplement, the following are events of default under the indenture with respect to any issued debt securities:

•	failure to pay the principal or any premium on any debt security of that series when due;

•	failure for 30 days to pay interest on any debt security of that series when due;

•	failure to deposit any sinking fund payment on any debt security of that series when due;

•	failure to perform any other covenant in the indenture that continues for 90 days after we have been given written notice of such failure; or

•	the occurrence of certain events in bankruptcy, insolvency or reorganization.

An event of default for one series of debt securities does not necessarily constitute an event of default for any other series. The trustee may withhold notice to the debt securities holders of any default, except a payment default, if it considers such action to be in the holders’ interests.

If an event of default occurs and continues, the trustee, or the holders of at least 25% in aggregate principal amount of the debt securities of the series, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, under a number of circumstances, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the acceleration of payment.

The indenture provides that the trustee has no obligation to exercise any of its rights at the direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in principal amount of any series of debt securities have the right to direct any proceeding, remedy, or power available to the trustee with respect to that series.

Subordination

The subordinated debt securities will be subordinated and junior in right of payment to all our senior indebtedness to the extent set forth in the applicable prospectus supplement.

Conversion Rights

We will describe the terms upon which debt securities may be convertible into our common stock or other securities in a prospectus supplement. These terms will include provisions as to whether conversion is mandatory or optional. They may also include provisions adjusting the number of shares of our common stock or other securities.

Our Obligations Under the Senior Indenture

Under the senior indenture, we will agree to the following:

Limitations on Liens.    The senior indenture restricts our ability to encumber our assets and the assets of our restricted subsidiaries. If we, or any restricted subsidiary, pledge or mortgage any of our property to secure any debt, then we will, unless an exception applies, pledge or mortgage the same property to the trustee to secure the debt securities for as long as such debt is secured by such property. Restricted subsidiary means one of our subsidiaries that has substantially all of its assets located in, or carries on substantially all of its business in, the United States.

This restriction will not apply in various situations. We may encumber assets if the encumbrance is a permitted lien, as defined below, without regard to the amount of debt secured by the encumbrance. We may also encumber assets if the amount of all debt secured by encumbrances, other than some permitted encumbrances, does not exceed the greater of $1,000,000,000 or 10% of our consolidated net tangible assets. Consolidated net tangible assets means our total assets, including the assets of our subsidiaries, as reflected in our most recent balance sheet, less current liabilities, goodwill, patents and trademarks. Permitted liens include:

•	liens on a corporation’s property, stock or debt at the time it becomes a restricted subsidiary;

•	liens on property at the time we or a restricted subsidiary acquire the property;

•	liens securing debt owing by a restricted subsidiary to us or another restricted subsidiary;

•	liens existing at the time the senior indenture becomes effective;

•	liens on property of an entity at the time such entity is merged into or consolidated with us or a restricted subsidiary or at the time we or a restricted subsidiary acquire all or substantially all of the assets of the entity;

•	liens in favor of any governmental customer to secure payments or performance pursuant to any contract or statute, or to secure indebtedness we incur with respect to the acquisition or construction of the property subject to the liens, any related indebtedness, or debt guaranteed by a government or governmental authority; and

•	any renewal, extension or replacement for any lien permitted by one of the exceptions described above.

Limitations on Sale Leaseback Arrangements.    Except under various circumstances, the senior indenture also restricts our ability and the ability of any restricted subsidiaries to enter into sale-leaseback transactions. Such an arrangement is permissible if we or our restricted subsidiary would be permitted to incur indebtedness secured by a principal property at least equal in amount to the attributable debt with respect to such arrangement. Sale-leaseback transaction means, subject to some exceptions, an arrangement pursuant to which we, or a restricted subsidiary, transfer a principal property to a person and contemporaneously lease it back from that person. Principal property means, with some exceptions, any manufacturing plant or facility located in the United States which we or one or more of our restricted subsidiaries owns, except any plant or facility which our board of directors determines is not of material importance to our total business. Attributable debt for a sale and leaseback transaction means the lesser of the fair value of such property as determined by our board of directors or the present value of the obligation of the lessee for net rental payments during the remaining term of the lease.

The applicable indenture will not otherwise limit our ability to incur additional debt, unless we tell you this in a prospectus supplement.

Consolidation, Merger or Sale

We may neither consolidate with nor merge into another corporation nor transfer all or substantially all of our assets to another corporation unless:

•	the successor corporation assumes all of our obligations under the debt securities and the indenture;

•	immediately following the transaction, no event of default and no circumstances which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have delivered to the trustee an officers’ certificate and a legal opinion confirming that we have complied with the indenture.

Defeasance and Covenant Defeasance

Any series of our debt securities is subject to the defeasance and discharge provisions of the applicable indenture. Under those provisions, we may elect either:

•	to defease and be discharged from any and all our obligations with respect to those debt securities, except for the rights of holders of those debt securities to receive payments on the securities solely from the trust fund established pursuant to the indenture and the obligations to exchange or register the transfer of the securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency with respect to the securities and to hold moneys for payment in trust (“defeasance”); or

•	to be released from our obligations with respect to those debt securities concerning restrictive covenants which are subject to covenant defeasance, and the occurrence of certain events of default with respect to those restrictive covenants shall no longer be an event default (“covenant defeasance”).

To invoke defeasance or covenant defeasance with respect to any series of debt securities, we must irrevocably deposit with the trustee, in trust, money or U.S. Government obligations, or both, which will provide money in an amount sufficient to pay all sums due on that series.

As a condition to defeasance or covenant defeasance, we must deliver to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if we did not elect the defeasance or covenant defeasance. We may exercise our defeasance option with respect to the securities notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the securities may not be accelerated by the reference to restrictive covenants which are subject to covenant defeasance. If we do not comply with our remaining obligations after exercising our covenant defeasance option and the securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit in the defeasance trust may be insufficient to pay amounts due on the securities at the time of the acceleration. However, we will remain liable for those payments.

Changes to the Indenture

Holders who own more than 50% in principal amount of the debt securities of a series can agree with us to change the provisions of the indenture relating to that series. However, no change can affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.

We may enter into supplemental indentures for other specified purposes and to make changes that would not materially adversely affect the holders’ interests, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

The Chase Manhattan Bank will serve as trustee under each indenture. It is the trustee under the existing senior debt securities indenture of Northrop Systems. If we use a different trustee for any debt securities, we will let you know in a prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

The following description discusses the general terms of the preferred stock which we have issued and may issue in the future. Our certificate of incorporation, the applicable certificate of designation to our certificate of incorporation and the prospectus supplement will describe the terms of the related series of preferred stock. We will provide you copies of these documents upon request.

General.    Our certificate of incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may authorize the issuance of preferred stock in one or more series and may fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges.

There are 3,500,000 shares of Series B preferred stock, par value $1.00 per share, outstanding as of the date of this prospectus. As of the date of this prospectus, there is no other series of preferred stock outstanding, and there are no agreements or understandings for the issuance of any other preferred stock, except for the issuance of Series A Junior Participating Preferred Stock in connection with preferred share purchase rights attached to our common stock. See “Description of Common Stock—Preferred Share Purchase Rights.”

The shares of any series of preferred stock will be, when issued, fully paid and non-assessable and holders of preferred stock will not have preemptive rights.

Series B Preferred Stock

The following is a summary of the rights, preferences and privileges of our existing Series B Preferred Stock, as set forth in a Certificate of Designations, Preferences and Rights of Series B Preferred Stock filed with the Secretary of State of Delaware. This summary is not a complete description of such rights, preferences and privileges and the rights of holders of our Series B preferred stock are governed by the precise language of the certificate of designations, not this summary.

Conversion.    Each share of our Series B preferred stock is convertible, at any time, at the option of the holder, into the right to receive shares of our common stock. Initially, each share of Series B preferred stock is convertible into the right to receive the number of shares of common stock equal to the liquidation value per share of Series B preferred stock of $100.00 divided by $109.75.

The conversion ratio is subject to adjustment in the event of certain dividends and distributions; upon a subdivision or reclassification of the outstanding shares of common stock; a merger or consolidation or the sale of substantially all of our assets; upon the liquidation of Northrop Grumman; upon the occurrence of certain specified distributions with respect to the common stock; and upon certain other events described in the certificate of designations.

If any adjustment in the number of shares of common stock into which each share of Series B preferred stock may be converted would result in an increase or decrease of less than 1% in the number of shares of common stock into which each share of Series B preferred stock is then convertible, the amount of the adjustment will be carried forward and the adjustment will be made at the time of and together with any subsequent adjustment, which, together with any adjustment amounts carried forward, would equal at least 1% of the number of shares of common stock into which each share of Series B preferred stock is then convertible.

Liquidation.    In any liquidation of Northrop Grumman, each share of Series B preferred stock is entitled to a liquidation preference of $100.00 plus accrued but unpaid dividends, whether or not declared, before any distribution may be made on the common stock or any other class or series of our capital stock which is junior to the Series B preferred stock. In any liquidation of Northrop Grumman, no distribution may be made on any shares of our capital stock ranking on a parity with the Series B preferred stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of Northrop Grumman, unless the holders of Series B preferred stock participate ratably in the distribution along with the holders of capital stock ranking on a parity with the Series B preferred Stock as to such matters.

Reacquired Shares.    Any shares of Series B preferred stock converted, redeemed, purchased or otherwise acquired by us will be retired and canceled. The reacquired shares will become authorized but unissued shares of Series B preferred stock, which we may reissue at a later date.

Rank.    The Series B preferred stock ranks with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up, prior to the common stock and any class or series of Series B preferred stock which by its terms ranks junior to the Series B preferred stock. The Series B preferred stock ranks on parity with each other class or series of preferred stock unless such class or series by its terms ranks senior to the Series B preferred stock.

Voting Rights.    Holders of Series B preferred stock have no voting rights except in certain specified circumstances described below or as required by applicable law. The affirmative vote of the holders of two-thirds of the aggregate number of outstanding shares of the Series B preferred stock is required for an amendment of our certificate of incorporation, for a merger or any other action which would:

•	authorize any class or series of stock ranking prior or senior to the Series B preferred stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up;

•	adversely alter the preference, special rights or powers given to the Series B preferred stock; or

•	cause or permit the purchase or redemption of less than all of the Series B preferred stock unless all dividends to which such shares are entitled have been declared and paid or provided for.

If accrued dividends on the Series B preferred stock are not paid for six quarterly dividend periods (whether or not consecutive), a majority of the holders of the Series B preferred stock, voting separately as a class, will have the right to elect two directors. If such holders exercise their right to elect two directors to our board, the size of our board will be increased by two members until the dividends in default are paid in full or payment for the past-due dividends is set aside.

Dividends.    Holders of Series B preferred stock are entitled to cumulative cash dividends, payable quarterly in April, July, October and January of each year at a dividend rate per share $7.00 per year. If dividends are payable and have not been paid or set apart in full, the deficiency must be fully paid or set apart for payment before:

•	distributions or dividends are paid on stock ranking junior to the Series B preferred stock; and

•	the redemption, repurchase or other acquisition for consideration of any shares of our capital stock ranking junior to the Series B preferred stock.

Mandatory Redemption for Cash After Twenty Years.     We are required to redeem all of the shares of Series B preferred stock for cash twenty years and one day from the date of issuance of the Series B preferred stock. The redemption price per share is equal to the liquidation value of $100.00 per share of Series B preferred stock plus accrued but unpaid dividends, whether or not declared, to the mandatory redemption date.

Optional Redemption for Common Stock After Seven Years.    We have the option to redeem shares of the Series B preferred stock in exchange for common stock at any time after the seventh anniversary of the date of the initial issuance of the Series B preferred stock. Upon redemption, holders of Series B preferred stock will receive the number of shares of common stock equal to the liquidation value of $100.00 per share of Series B preferred stock plus accrued but unpaid dividends to the redemption date divided by the current market price of the common stock on the redemption date.

Change in Control.    Upon a fundamental change in control of Northrop Grumman, as defined below, holders of Series B preferred stock have the right, which may be exercised during the period of 20 business days following notice from us, to exchange their shares of Series B preferred stock for common stock. Each share of Series B preferred stock may be exchanged in such circumstances for that number of shares of common stock determined by dividing the liquidation value of $100.00 per share of Series B preferred stock, plus accrued but unpaid dividends to such date by the current market value of the common stock on the exchange date.

A “fundamental change in control” is defined as any merger, consolidation, sale of all or substantially all of our assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the common stock in which more than one-third of the previously outstanding common stock is exchanged for cash, property or securities other than our capital stock or the capital stock of another corporation.

If the fundamental change in control occurred as a result of a transaction (excluding certain dividends or distributions on, and reclassifications of, common stock) in which the previously outstanding common stock is changed into or exchanged for different securities of Northrop Grumman or securities of another corporation or interests in a non-corporate entity, the common stock that would otherwise have been issued to a holder of Series B preferred stock for each share of Series B preferred stock will be deemed instead to be the kind and amount of securities and property receivable upon completion of such transaction in respect of the common stock that would result in the fair market value of such securities and property, measured as of the exchange date, being equal to the liquidation value plus accrued and unpaid dividends.

Other Series of Preferred Stock

The following description discusses the general terms of preferred stock which we may issue in the future. You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

•	the title and stated value of the preferred stock being offered;

•	the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

•	the procedures for any auction and remarketing, if any, for the preferred stock being offered;

•	the provisions for a sinking fund, if any, for the preferred stock being offered;

•	the provisions for redemption, if applicable, of the preferred stock being offered;

•	any listing of the preferred stock being offered on any securities exchange or market;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable into debt or equity securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	voting rights, if any, of the preferred stock being offered;

•	whether interests in the preferred stock being offered will be represented by depositary shares;

•	a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

Rank.    Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the company, rank:

(a)	senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

(b)	junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered; and

(c)	on a parity with all equity securities issued by us other than those referred to in clauses (a) and (b) of this subheading.

Distributions.    A prospectus supplement will describe the circumstances relating to distributions on our preferred stock. If our board of directors approves distributions, holders of our preferred stock of each series will be entitled to receive distributions out of our assets legally available for payment to stockholders. These distributions may be cash distributions, or distributions in kind or in other property. The prospectus supplement will describe the rates of the distributions and the dates we will make distributions. Each distribution shall be payable to holders of record on such record date as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Redemption.    A prospectus supplement may provide that the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part. The prospectus supplement will describe the terms, the times and the redemption prices of the preferred stock.

Liquidation Preference.    If we liquidate, dissolve or wind up our affairs, then, before we make distributions to holders of common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets, the holders of each series of preferred stock shall be entitled to receive liquidating distributions out of our assets legally available for distribution to stockholders. We will make liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets.

If we liquidate, dissolve or wind up and we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and other classes of capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Voting Rights.    Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock would be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or our certificate of incorporation if the amendment would increase or decrease the par value of that series of preferred stock or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, in which case the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

Conversion Rights.    The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement. These terms will include the following:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price or the manner of calculating the conversion price;

•	the conversion date(s) or period(s);

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or at our option; and

•	the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that series of preferred stock.

Transfer Agent and Registrar.    EquiServe Trust Company is the transfer agent and registrar for our Series B preferred stock. We currently plan to retain EquiServe Trust Company to serve as the transfer agent and registrar for any other series of preferred stock that we issue.

DESCRIPTION OF COMMON STOCK

We have authority to issue 400,000,000 shares of common stock, par value $1.00 per share. As of September 25, 2001, 85,611,682 shares of common stock were outstanding. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange.

Dividends.    Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

Voting Rights.    Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of stockholders and does not have cumulative voting rights for the election of directors.

Liquidation.    If we liquidate, holders of common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of our liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

Other Rights.    Our outstanding common shares are fully paid and nonassessable. The holders of our common stock do not have any preemptive, conversion or redemption rights.

Registrar and Transfer Agent.    The registrar and transfer agent for our common stock is EquiServe Trust Company.

Preferred Share Purchase Rights.    We have adopted a rights plan pursuant to which a preferred share purchase right is attached to each share of our common stock that is or becomes outstanding prior to October 31, 2008. The rights become exercisable 10 days after the public announcement that any person or group has (i) acquired 15% or more of the outstanding shares of our common stock, or (ii) initiated a tender offer for shares of our common stock, which, if consummated, would result in any person or group acquiring 15% or more of the outstanding shares of our common stock. Once exercisable, each right will entitle the holder to purchase one one-thousandth of a share of our Series A junior participating preferred stock, par value $1.00 per share, at a price of $250.00 per one one-thousandth of a share, subject to adjustment. Alternatively, under certain circumstances involving an acquisition of 15% or more of our common stock outstanding, each right will entitle its holder to purchase, at a fifty percent discount, a number of shares of our common stock having a market value of two times the exercise price of the right. We may (i) exchange the rights at an exchange ratio of one share of our common stock per right, and (ii) redeem the rights, at a price of $0.01 per right, at any time prior to an acquisition of 15% or more of the outstanding shares of our common stock by any person or group.

Some Important Charter and Statutory Provisions.    Our certificate of incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three year terms. Our certificate of incorporation further provides generally that any alteration, amendment or repeal of the sections of our certificate of incorporation dealing with the following subjects requires the approval of the holders of at least 80% of our outstanding voting power, unless such action is approved by a majority of our board of directors:

•	the election and classification of the board of directors;

•	liability of directors; and

•	the vote requirements for amendments to our certificate of incorporation,

If any of these changes to our certificate of incorporation are approved by our board of directors, the approval of a majority of our outstanding voting power is required to make these changes effective.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation which has a class of stock which is listed on a national stock exchange or which has 2,000 or more stockholders of record from engaging in a business combination with an interested stockholder (generally, the beneficial owner of 15% or more of the corporation’s outstanding voting stock) for three years following the time the stockholder became an interested stockholder, unless, prior to that time, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or if at least two-thirds of the outstanding shares not owned by that interested stockholder approve the business combination, or if, upon becoming an interested stockholder, that stockholder owned at least 85% of the outstanding shares, excluding those held by officers, directors and some employee stock plans. A “business combination” includes a merger, asset sale, or other transaction resulting in a financial benefit, other than proportionately as a stockholder, to the interested stockholder.

DESCRIPTION OF WARRANTS

General.    We may issue warrants to purchase our debt or equity securities. We may issue warrants independently or together with any offered securities and the warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants.    Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities which the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificates, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any series of debt or equity securities:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	directly to stockholders.

We may effect the distribution of the debt or equity securities from time to time in one or more transactions either:

•	at a fixed price or prices which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to such prevailing market prices; or

•	at negotiated prices.

For each offering of debt or equity securities, the prospectus supplement will describe the plan of distribution.

If we use underwriters in the sale, they will buy the debt or equity securities for their own account. The underwriters may then resell the debt or equity securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or after the sale. The obligations of the underwriters to purchase the debt or equity securities will be subject to various conditions. The underwriters will be obligated to purchase all the debt or equity securities offered if they purchase any debt or equity securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale, we will sell debt or equity securities to these dealers as principals. The dealers may then resell the debt or equity securities to the public at varying prices to be determined by these dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchasers for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of debt or equity securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in the debt or equity securities distribution may be deemed to be underwriters as defined in the Securities Act of 1933. Any discounts, commissions, or profit they receive when they resell the debt or equity securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against various civil liabilities, including certain liabilities under the Securities Act of 1933, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from institutions whereby the institution contractually agrees to purchase the debt or equity securities from us on a future date at a specified price. This type of contract may be made only with institutions that we specifically approve. These institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

VALIDITY OF THE DEBT AND EQUITY SECURITIES

Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California, will issue an opinion about the legality of the debt and equity securities for us. Underwriters, dealers or agents, who we will identify in a prospectus supplement may have their counsel opine about certain legal matters relating to the debt and equity securities.

EXPERTS

The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from Northrop Systems’ Annual Report on Form 10-K/A for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Northrop Grumman for the periods ended March 31, 2001 and June 30, 2001 and Northrop Systems for the periods ended March 31, 2000 and June 30, 2000 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Northrop Grumman’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

The consolidated financial statements incorporated in this prospectus by reference from Litton’s Annual Report on Form 10-K for the year ended July 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.